Exhibit 10.6

FOUNDER SHARES FORFEITURE AND LOCK-UP AGREEMENT

This Founder Shares Forfeiture and Lock-Up Agreement (this “Agreement”) is entered into as of June 16, 2021, by and between Roth CH Acquisition III Co. (“ROCR”), BCP QualTek HoldCo, LLC (“QualTek”), and each of the stockholders of ROCR whose name appears on the signature pages to this Agreement (each, a “Holder” and, collectively, the “Holders”), in connection with the Business Combination Agreement, dated as of the date hereof, among ROCR, Roth CH III Blocker Merger Sub, LLC, BCP QualTek Investors, LLC, Roth CH III Merger Sub, LLC, QualTek, and BCP QualTek, LLC (the “Business Combination Agreement”). ROCR, QualTek and the Holders are referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement;

WHEREAS, the Holders will enter into that certain Investor Rights Agreement at Closing, with respect to governance, registration rights and certain other matters; and

WHEREAS, it is contemplated that pursuant to the terms and conditions of this Agreement, the Holders shall agree to forfeit and lock up certain of the aggregate number of 2,875,000 shares of common stock, $0.0001 par value per share, of ROCR (the “Founder Shares”) owned by the Holders, on a pro rata basis based on the number of Founder Shares each Holder owns as set forth on Schedule I attached hereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Holder Reduction Shares.

(a) The Holders hereby agree, upon and subject to the Closing, to forfeit to ROCR all right, title and interest in and to an aggregate number of the Founder Shares equal to the Forfeiture Shortfall (the “Forfeited Shares”), if any, on a pro rata basis based on the number of Founder Shares each such Holder owns.

(b) Upon such forfeiture, the Holders shall surrender the Forfeited Shares to ROCR for cancellation in exchange for no consideration, and ROCR shall immediately retire and cancel all of the Forfeited Shares and shall direct ROCR’s transfer agent to take any and all such actions incident thereto.

(c) For purposes of this Agreement, the following definitions shall apply:

(i) The “Forfeiture Shortfall Amount” shall be calculated as $90,000,000 minus the aggregate cash amount in the Trust Account after all Buyer Share Redemptions.

(ii) The “Forfeiture Shortfall Percentage” shall be calculated as the quotient of the Forfeiture Shortfall Amount divided by $90,000,000.

(iii) The “Forfeiture Shortfall” shall be calculated as 575,000 Founder Shares multiplied by the Forfeiture Shortfall Percentage.

(d) For the avoidance of doubt, if the Forfeiture Shortfall Amount is $0 or less, the Holders will not be required to forfeit any Founder Shares.

2.	Holder Lockup Shares.

(a) The Holders hereby agree, upon and subject to the Closing, to deposit an aggregate number of the Founder Shares equal to the Lockup Shortfall (the “Lockup Shares”), if any, on a pro rata basis based on the number of Founder Shares each such Holder owns, into an escrow account with an escrow agent (the “Escrow Agent”), to be selected by ROCR, in reasonable consultation with QualTek, pursuant to an escrow agreement, to be in the form and substance reasonably satisfactory to ROCR and QualTek, and pursuant to which such Lockup Shares will remain in escrow until the fulfillment of the conditions set forth in Section 2(d) hereof (or, if such conditions are not satisfied, until forfeited pursuant to Sections 2(d) and (e) hereof).

(b) For purposes of this Agreement, the following definitions shall apply:

(i) The “Lockup Shortfall Amount” shall be calculated as $90,000,000 minus the aggregate cash amount in the Trust Account after all Buyer Share Redemptions.

(ii) The “Lockup Shortfall Percentage” shall be calculated as the quotient of the Lockup Shortfall Amount divided by $90,000,000.

(iii) The “Lockup Shortfall” shall be calculated as 575,000 Founder Shares multiplied by the Lockup Shortfall Percentage.

(c) For the avoidance of doubt, if the Lockup Shortfall Amount is $0 or less, the Holders will not be required to place into escrow any Founder Shares.

(d) The Holders hereby agree that any Lockup Shares will be held by the Escrow Agent as restricted stock during the period commencing on the Closing Date and ending on the date on which the closing price of the Buyer Class A Common Stock on The Nasdaq Stock Market equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any consecutive 30-trading day period commencing after the Closing Date (the “Lockup Release”). The Holders hereby agree that, if the requirements for the Lockup Release set forth in this Section 2(d) are not satisfied within five (5) years following the Closing Date, the Holders shall forfeit the Lockup Shares (the “Lockup Forfeiture”).

(e) Upon the Lockup Forfeiture, the Holders shall surrender the Lockup Shares to the Surviving Company for cancellation in exchange for no consideration, and the Surviving Company shall immediately retire and cancel all of the Forfeited Shares and shall direct the Surviving Company’s transfer agent to take any and all such actions incident thereto.

(f) For the avoidance of doubt, none of the Founder Shares shall be subject to the early release as set forth in Section 5(a) of that certain letter agreement, dated as of March 2, 2021, by and among ROCR, the Holders, and the other parties thereto (the “Letter Agreement”), which, only to the extent of Section 5 of the Letter Agreement, is superseded by this Agreement and will be superseded by the Investor Rights Agreement with respect thereto. In addition, for the avoidance of doubt, if the requirements for the Lockup Release are satisfied prior to the expiration of the Sponsor Lock-Up Period (as defined in the Investor Rights Agreement) or any other lock-up period applicable to the Lockup Shares from time to time, then the Lockup Shares will remain subject to such Sponsor Lock-Up Period or other lock-up period until such Sponsor Lock-Up Period or other lock-up period expires.

3.	Representations and Warranties of the Holders.

3.1       Holder’s Representations, Warranties and Agreements. Each Holder, severally and not jointly, hereby represents and warrants and acknowledges and agrees as follows:

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3.1.1       If such Holder is not an individual, such Holder has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Agreement. If such Holder is an individual, such Holder has the capacity and authority to enter into, deliver and perform its obligations under this Agreement.

3.1.2       If such Holder is not an individual, this Agreement has been duly authorized, validly executed and delivered by such Holder. If such Holder is an individual, the signature on this Agreement is genuine, and such Holder has legal competence and capacity to execute the same. This Agreement is enforceable against such Holder in accordance with its terms, except as may be limited or otherwise affected by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (b) principles of equity, whether considered at law or equity.

4.	Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, successors and assigns.

5.	Termination.

This Agreement shall automatically terminate upon the termination of the Business Combination Agreement pursuant to its terms.

6.	Entire Agreement.

This Agreement, the Business Combination Agreement, and the Investor Rights Agreement (upon effectiveness thereof) constitute the entire agreement of the Parties hereto with respect to the matters contemplated thereby.

7.	Governing Law.

The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

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8.	Specific Performance.

Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that, in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 8 shall not be required to provide any bond or other security in connection with any such injunction.

9.	Modification.

This Agreement may not be amended or supplemented at any time unless by a writing executed by the Parties hereto. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

10.	Headings and Captions.

The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

11.	Counterparts.

This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that the Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. No Party shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of this Agreement and each Party forever waives any such defense.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

ROCR:

ROTH CH ACQUISITION III CO.

	By:	/s/ Byron Roth
	Name:	Byron Roth
	Title:	Chairman & Co-CEO

QUALTEK:

BCP QUALTEK HOLDCO, LLC

	By:	/s/ Andrew S. Weinberg
	Name:	Andrew S. Weinberg
	Title:	President

HOLDERS:

CR FINANCIAL HOLDINGS, INC.

	By:	/s/ Byron Roth
	Name:	Byron Roth
	Title:	Chief Executive Officer

CRAIG-HALLUM CAPITAL GROUP, LLC

	By:	/s/ Rick Hartfiel
	Name:	Rick Hartfiel
	Title:	Head of Investment Banking

BYRON ROTH

/s/ Byron Roth

GORDON ROTH

/s/ Gordon Roth

AARON GUREWITZ, AS TRUSTEE OF THE AMG TRUST ESTABLISHED JANUARY 23, 2007

/s/ Aaron Gurewitz

ANDREW COSTA

/s/ Andrew Costa

MATTHEW DAY

/s/ Matthew Day

THEODORE ROTH

/s/ Theodore Roth

JOHN LIPMAN

/s/ John Lipman

NAZAN AKDENIZ`

/s/ Nazan Akdeniz`

LOUIS J. ELLIS III

/s/ Louis J. Ellis III

JAMES ZAVORAL

/s/ James Zavoral

KEVIN HARRIS

/s/ Kevin Harris

WILLIAM F. HARTFIEL III

/s/ William F. Hartfiel III

BRAD BAKER

/s/ Brad Baker

GEORGE SUTTON

/s/ George Sutton

DAN KAPKE

/s/ Dan Kapke

STEVE DYER

/s/ Steve Dyer

MIKE ANDERSON

/s/ Mike Anderson

CHRISTIAN SCHWAB

/s/ Christian Schwab

DONALD HULTSTRAND

/s/ Donald Hultstrand

JAMES GOLD

/s/ James Gold

SAM CHAWLA

/s/ Sam Chawla

RX3 GROWTH PARTNERS

By:	/s/ Nate Raabe
Name:	Nate Raabe
Title:	Managing Partner

MOLLY MONTGOMERY

/s/ Molly Montgomery

HAMPSTEAD PARK CAPITAL MANAGEMENT, LLC

By:	/s/ Daniel M. Friedberg
Name:	Daniel M. Friedberg
Title:	Managing Member

ADAM ROTHSTEIN

/s/ Adam Rothstein

Schedule I – Holders of Founder Shares